Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Closes $59.1 Million Capital Raise and Appoints New Director

Denver, Colorado (August 11, 2009) — Guaranty Bancorp (Nasdaq: GBNK) (the “Company”) announced that it consummated the previously announced private placement of mandatorily convertible Series A preferred stock.  A total of 59,053 shares of Series A preferred stock were issued in this private placement for a total capital raise of $59.1 million.  The primary investors include Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Relational Investors Mid-Cap Fund I, L.P., Relational Investors Mid-Cap Fund II, L.P. and Castle Creek Capital Partners III, L.P.

Additionally, the Company announced that, pursuant to the securities purchase agreement with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., Kirk Wycoff has been appointed to serve on its Board of Directors and both the Audit and Corporate Risk Committees of the Company’s Board.  Mr. Wycoff was also appointed to the Board of Directors of the Company’s bank subsidiary, Guaranty Bank and Trust Company.  Mr. Wycoff is currently a managing partner of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., private equity funds headquartered in Philadelphia focused on investing in community banks and thrifts throughout the United States.  Mr. Wycoff has more than 25 years of entrepreneurial banking experience. He also currently serves as Chairman of Continental Bank, based in the Philadelphia metropolitan area.  From 2005 to 2007, Mr. Wycoff served as President and CEO of Continental Bank.

John Eggemeyer, Chairman of the Board, stated, “We are very pleased and honored to have Kirk Wycoff join our Board.  The addition of another Board member with a wealth of knowledge of, and extensive experience in, the banking industry further strengthens our Board. I, as well as each of the other members of the Board and management, welcome him and look forward to working with him.”

Dan Quinn, President and CEO, stated, “We are pleased to announce the closing of $59.1 million of capital.  Prior to this capital issuance, the Company had an equity ratio-GAAP of 7.90% and a tangible equity ratio of 6.83% at June 30, 2009.  This issuance of preferred stock significantly enhances the Company’s capital position. Giving effect to this new capital, the equity ratio-GAAP and tangible equity ratio on a pro-forma basis at June 30, 2009 are 10.57% and 9.56%, respectively.”

The Company’s and the bank subsidiary’s actual and pro forma capital ratios at June 30, 2009 are presented in the table below:

	Actual Ratio at June 30, 2009	Pro Forma Ratio at June 30, 2009 (1)	Minimum Capital Requirement	Minimum Requirement for a “Well- Capitalized” Bank Institution

Total Risk-Based Capital Ratio:
Consolidated	10.73%	13.79%	8.00%	N/A
Guaranty Bank and Trust Company (2)	10.71%	12.82%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.46%	10.04%	4.00%	N/A
Guaranty Bank and Trust Company (2)	9.44%	11.56%	4.00%	6.00%
Leverage Ratio:
Consolidated	8.96%	9.51%	4.00%	N/A
Guaranty Bank and Trust Company (2)	8.95%	10.95%	4.00%	5.00%

Consolidated Equity Ratio -GAAP	7.90%	10.57%	N/A	N/A
Consolidated Tangible Equity Ratio (3)	6.83%	9.56%	N/A	N/A

(1)  After issuance of $59,053,000 of Series A Preferred Stock, net of $1,000,000 of issuance costs.  The Series A Convertible Preferred Stock is treated as a restricted core capital element for Tier 1 Capital purposes at the consolidated level.  Restricted core elements are restricted to an amount not to exceed 25% of all core capital elements.

(2)  Assumes that the Company will immediately contribute $40 million of additional capital to Guaranty Bank and Trust Company.

(3)  The tangible equity ratio differs from the equity ratio — GAAP in that intangible assets of $22.3 million are subtracted from both the numerator (actual total equity of $153,607,000 and pro forma total equity of $211,660,000 at June 30, 2009) and the denominator (actual total assets of $1,944,867,000 and pro forma total assets of $2,002,920,000 at June 30, 2009) of the ratio.  The methodology of determining tangible equity may differ among companies.

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; the failure to obtain approval to participate in the U.S. Treasury’s Capital Purchase Program and, if such approval is obtained, the failure to complete the sale of preferred stock under such program; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.